Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-174744 on Form S-8 of our reports dated September 25, 2020, relating to the consolidated financial statements of Cracker Barrel Old Country Store, Inc. and subsidiaries and the effectiveness of Cracker Barrel Old Country Store, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cracker Barrel Old Country Store, Inc. for the year ended July 31, 2020.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

December 2, 2020